2/21/2017SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2017

CleanSpark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53498	87-0449945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

70 North Main Street, Ste. 105 Bountiful, Utah	84010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 244-4405

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8- Other Events

Item 8.01 Other Events

On February 21, 2017, we were awarded a high-level, microgrid feasibility study and pilot project design by one of the country’s largest REIT’s, which is a leading owner, operator and developer of high-end retail real estate. The REIT has a geographically diverse portfolio of high-end properties in some of the most affluent and densely populated locations around the world.

Under the terms of the agreement, CleanSpark will perform an in-depth analysis of the REIT’s existing desktop environment and portfolio properties, develop the initial design, including identification of optimal locations for three pilot projects and detail a long-term microgrid implementation strategy consistent with the REIT’s vision of responsible environmental stewardship. Major milestones in the agreement are expected to be completed over a period of eight months. CleanSpark expects to generate approximately $160,000 from the design and engineering initiative. The three pilot project deployments, if agreed upon with the REIT in the future, have the potential to generate several million dollars per project.

This initial pilot program is designed to be the initial step toward a broader deployment. This agreement is a significant milestone in the progression of our business and an ideal opportunity to partner with an industry leader to advance the adoption of scalable microgrid solutions for cleaner affordable energy on a large scale. By applying our extensive knowledge and technologies to create a long-term microgrid implementation strategy and establish the basis for three potential pilot locations, we expect to be well-positioned to capture multiple, follow-on opportunities as the strategy is fully executed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CleanSpark, Inc.

/s/ Zachary Bradford

Zachary Bradford
CFO

Date: February 27, 2017

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